Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHASERX, INC.

Article I

The name of the Corporation is PhaseRx, Inc.

Article II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article III

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle. The name of the registered agent at such address is Corporation Service Company.

Article IV

1.          Classes of Stock. The total number of shares of stock that the corporation shall have authority to issue is 121,200,000, consisting of 65,600,000 shares of Common Stock, $0.0001 par value per share, and 55,600,000 shares of Preferred Stock, $0.0001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 45,100,000 shares and the second Series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of 10,500,000 shares.

Article V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.	Definitions. For purposes of this Article V, the following definitions shall apply:

(a)          “Board Expansion Period” shall have the meaning set forth in the Second Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company and the parties thereto (as may be amended and/or restated, the “Voting Agreement”).

(b)          “Conversion Price” shall mean $1.00 per share for each series of Preferred Stock (subject to adjustment from time to time for Recapitalizations (as defined below) and as otherwise set forth elsewhere herein).

(c)          “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exercisable or exchangeable, directly or indirectly, for Common Stock.

(d)          “Corporation” shall mean PhaseRx, Inc.

(e)          “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(f)          “Dividend Rate” shall mean an annual rate of $0.06 per share for the Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g)          “Liquidation Preference” shall mean $1.00 per share for the Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h)          “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire, directly or indirectly, Common Stock or Convertible Securities.

(i)          “Original Issue Price” shall mean $1.00 per share for the Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(j)          “Preferred Stock” shall mean the Series A Preferred Stock and the Series A-1 Preferred Stock.

(k)          “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(l)           “Requisite Preferred Directors” shall mean at least two Preferred Directors during the Board Expansion Period and a majority of Preferred Directors at all other times.

(m)         “Collaborator Director” shall mean the director designated by the Collaborator (as defined in the Voting Agreement) pursuant to Section 2(b) of the Voting Agreement.

2.	Dividends.

(a)          Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein (including but not limited to the liquidation rights provided for in Section 3, Article V) and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock.

(b)          Additional Dividends. The Corporation shall not declare, set aside or pay any dividends on any share of Common Stock (other than dividends on Common Stock payable solely in Common Stock) unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section 2) is declared, set aside or paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock at least equal to the aggregate amount of the dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted, calculated on the record date for determination of holders entitled to receive such dividend.

(c)          Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d)          Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series.

3.	Liquidation Rights.

(a)          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of a majority of the voting power of the outstanding shares of Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b)          Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate. Notwithstanding the foregoing, the aggregate distributions made pursuant to one or more subsections of this Section 3 with respect to any share of Preferred Stock shall not exceed an amount equal to three (3) times the applicable Liquidation Preference for such share of Preferred Stock plus any declared but unpaid dividends.

(c)          Greater Treatment. Notwithstanding Sections 3(a) and 3(b) above, but subject to Section 3(d) below, if in connection with any Liquidation Event (as defined in Section 3(e) below), the holders of the Preferred Stock would be entitled to receive cash, securities or other property in an amount in excess of the amount specified in Sections 3(a) and 3(b) above, had they elected to convert their shares of Preferred Stock into shares of Common Stock immediately prior to the occurrence of such event, then the shares of Preferred Stock shall be deemed to have converted into Common Stock immediately prior to such event at the then effective Conversion Price.

(d)          Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(e)          Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of a majority of the total voting power of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”). The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of holders of a majority of the voting power of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

(f)          Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)          if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii)         if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(f), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(g)          In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the applicable Liquidation Event agreement(s) shall provide that (x) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b) and 3(c) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (y) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b), and 3(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4.          Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)          Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b)          Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that (A) the offering price per share is not less than $7.00 (as adjusted for Recapitalizations), (B) the aggregate proceeds to the Corporation are not less than $35,000,000 after the deduction of underwriter discounts and commissions and (C) the Corporation’s Common Stock is listed for trading on the New York Stock Exchange, a Nasdaq Stock Market or such other securities exchange, quotation system or market approved by the unanimous vote of the Board of Directors (a “Qualified Public Offering”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the voting power of Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests, provided that the written approval of the holders of a majority of the Series A-1 Preferred Stock (voting as a single class) shall be required to convert shares of Series A-1 Preferred Stock into Common Stock under this clause (ii) at any time while that certain Development and Option Agreement (the “Development Agreement”) by and between the Corporation and the original holder of Series A-1 Preferred Stock remains in effect (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)          Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)	Adjustments to Conversion Price for Diluting Issues.

(i)          Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1)         shares of Common Stock or Options, Convertible Securities or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultant or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements not to exceed an aggregate of 3,004,688 shares of Common Stock (as adjusted for Recapitalizations and net of any stock repurchases or expired or terminated rights to purchase Common Stock) (the “Incentive Securities Threshold Amount”), or such greater number as may be approved by the Board of Directors, including the Requisite Preferred Directors;

(2)         shares of Common Stock issued upon (A) the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation, (B) the exercise or conversion of Options or Convertible Securities counted against the limit set forth in sub-paragraph 4(d)(i)(1) above or (C) the conversion of Preferred Stock;

(3)         shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(4)         shares of Common Stock issued in a registered public offering under the Securities Act;

(5)         shares of Common Stock, Options or Convertible Securities issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including the Requisite Preferred Directors;

(6)         shares of Common Stock, Options or Convertible Securities issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors, including the Requisite Preferred Directors;

(7)         shares of Common Stock, Options or Convertible Securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including the Requisite Preferred Directors;

(8)         shares of Common Stock, Options or Convertible Securities issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including the Requisite Preferred Directors; and

(9)         shares of Common Stock excluded from the definition of “Additional Shares of Common” by the Board of Directors, including the Requisite Preferred Directors.

(ii)         No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii)        Deemed Issuance of Additional Shares of Common. If the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)         no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)         if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)         no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)         upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)          in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)          in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)         if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv)        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. If this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v)         Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)         Cash and Property. Such consideration shall:

(a)          insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)          insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)          if Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)         Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:

(x)          the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)          the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)          Adjustments for Subdivisions or Combinations of Common Stock. If the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)          Adjustments for Subdivisions or Combinations of Preferred Stock. If the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)          Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)          Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the voting power with respect to the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j)          Notices of Record Date. If this Corporation shall propose at any time:

(i)          to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)         to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)        to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(e);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the voting power of the Preferred Stock, voting as a single class and on an as-converted basis.

(k)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.	Voting.

(a)          Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)          No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c)          Preferred Stock. Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Each holder of Series A-1 Preferred Stock shall be entitled to the number of votes equal to 1/10th the number of shares of Common Stock into which the shares of Series A-1 Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d)	Election of Directors.

(i)          Subject to Article V, Section 5(d)(ii), on and after February 22, 2008, the holders of Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors (the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors (the “Common Directors”), in either case, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors (the “Independent Directors”) shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would then be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(ii)         During the Board Expansion Period, the holders of Preferred Stock, voting as a separate class, shall be entitled to elect the Collaborator Director as a fourth Preferred Director. It is acknowledged and agreed that the Company may withhold any information and exclude the Collaborator Director from any meeting or portion thereof if the Board reasonably determines, after advice of counsel, that access to such information or attendance at such meeting or portion thereof would present a conflict of interest. At the termination of the Board Expansion Period, the Collaborator Director shall automatically be removed from the Board and the holders of Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board in accordance with Article V, Section 5(d)(i).

(iii)        Notwithstanding the foregoing or any other provision of this Amended and Restated Certificate of Incorporation or any voting agreement by and among the Corporation and its stockholders to the contrary, during the pendency of any Redemption Default (as defined in Section 6(a)), the holders of Preferred Stock, voting as a separate class, shall have the exclusive and special right to elect a majority of the Board of Directors, and the size of the Board of Directors shall be increased by the minimum number of directors necessary to allow the holders of the Preferred Stock to elect such majority. At any time after such voting power has been so vested in the holders of the Preferred Stock, the secretary of the Corporation may, and upon the written request of any holder of Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Preferred Stock for the election of the additional directors to be elected by such holders as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders of the Corporation or as required by law. If the secretary does not call a meeting as above provided within twenty (20) days after receipt of any such request, then any holder of Preferred Stock may call such meeting, upon the notice above provided, and for such purpose shall have access to the stock register of the Corporation.

(e)          Adjustment in Authorized Common Stock. Subject to the provisions of Section 7A, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the voting power of the stock of the Corporation.

(f)          Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6.	Redemption.

(a)          At any time after February 22, 2018, and at the election of the holders of at least a majority of the voting power of the then outstanding shares of Preferred Stock, the Corporation shall redeem, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Preferred Stock that have not been converted into Common Stock pursuant to Section 4 hereof (the “Redemption Date”), provided, that the Corporation may not redeem any shares of Preferred Stock under this Section 6 while the Development Agreement is in effect without the written approval of the holders of a majority of the Series A-1 Preferred Stock (voting as a single class). The Corporation shall redeem the shares of Preferred Stock by paying in cash an amount per share equal to the greater of (x) the Original Issue Price for such Preferred Stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned and (y) the Fair Market Value (as defined below) of the Common Stock into which such shares of Preferred Stock are convertible (the “Redemption Price”). For purposes of this Section 6, the “Fair Market Value” of the Common Stock as of the Redemption Date shall be determined by a majority of the directors then serving on the Board of Directors (excluding the Preferred Directors), subject to the approval of the holders of a majority of the voting power of the then outstanding shares of Preferred Stock; provided, however, that if agreement with respect to Fair Market Value cannot be reached in the foregoing manner, such Fair Market Value shall be established by a an independent third-party appraiser mutually acceptable to a majority of the directors then serving on the Board of Directors (excluding the Preferred Directors) and the holders of a majority of the voting power of the then outstanding shares of Preferred Stock. If the funds legally available for redemption of the Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Redemption Price (such event, a “Redemption Default”), the Corporation shall effect such redemption pro rata among the holders of the Preferred Stock such that each holder of Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Preferred Stock held by such holder multiplied by the Redemption Price of each share of Preferred Stock held by such holder, and the denominator of which is the number of shares of Preferred Stock then outstanding multiplied by the Redemption Price of each such outstanding share of Preferred Stock. Any shares of Preferred Stock not redeemed in connection with a Redemption Default shall remain outstanding and entitled to all of the rights and preferences provided herein, including the rights of conversion provided herein, and shall accrue an additional redemption premium of fifteen percent (15%) per annum of the Original Issue Price for the Preferred Stock (as adjusted for Recapitalizations) per month from and including the Redemption Date to, but excluding the date such shares are actually redeemed. If at any time thereafter additional funds become legally available for the redemption, such funds shall be applied immediately toward redeeming the balance of the shares of Preferred Stock subject to redemption that have not been redeemed. During the pendency of any Redemption Default, the holders of shares of Preferred Stock shall have the right to elect no less than a majority of the Board of Directors as set forth in Section 5(b) above.

(b)          Any redemption effected pursuant to Section 6(a) shall be made on a pro rata basis among the holders of the Preferred Stock in proportion to the shares of Preferred Stock then held by such holders.

(c)          At least fifteen (15), but no more than thirty (30) business days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d)          From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date, but which it has not redeemed.

(e)          On or prior to the Redemption Date, the Corporation may deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 6(c) above. As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any monies deposited by the Corporation pursuant to this Section 6(e) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Section 6(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

7A.           Amendments and Changes. As long as any shares of the Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the voting power of the outstanding shares of the Preferred Stock (voting together as a single class):

(a)          amend, alter or repeal any provision (including pursuant to a merger) of the Certificate of Incorporation or bylaws of the Corporation, if such action would alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock;

(b)          increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock;

(c)          authorize or create (by reclassification, merger or otherwise) or issue or obligate itself to issue any new class or series of equity security (including any security convertible into or exercisable or exchangeable for any equity security) having rights, preferences or privileges senior to or on a parity with the Preferred Stock;

(d)          reclassify any capital stock;

(e)          permit any subsidiary of the Company to issue any capital stock other than to the Company or a subsidiary thereof, unless approved by the Board of Directors, including the Requisite Preferred Directors;

(f)          authorize or give effect to a merger, acquisition or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation);

(g)          voluntarily liquidate, dissolve, or wind up operations;

(h)          declare or pay dividends to the holders of capital stock;

(i)          redeem or repurchase shares of Common Stock or Preferred Stock (except for purchases hereafter approved by the Board of Directors pursuant to contractual rights of first refusal or upon termination of services);

(j)          incur debt (other than trade payables incurred in the ordinary course of business) in excess of $500,000 in the aggregate, unless approved by the Board of Directors, including the Requisite Preferred Directors;

(k)          enter into any transaction for the purchase of goods or services (other than in the ordinary course of business) pursuant to which the Corporation would incur obligations in excess of $250,000, unless approved by the Board of Directors, including the Requisite Preferred Directors;

(l)          make any material change to the nature of the Corporation’s business as it is currently conducted or contemplated to be conducted, unless approved by the Board of Directors, including the Requisite Preferred Directors;

(m)          increase the number of shares authorized for issuance under any existing equity incentive plan in excess of the Incentive Securities Threshold Amount or create any new equity incentive plan (other than the creation of an equity incentive plan to give effect to the increase in the Incentive Securities Threshold Amount as contemplated by Section 4(d)(i)(1) hereof), unless approved by the Board of Directors, including the Requisite Preferred Directors; or

(n)          pledge or create a lien against a material portion of its assets, unless approved by the Board of Directors, including the Requisite Preferred Directors;

(o)          enter into any agreement or take any action with regard to the foregoing Sections 7A(a) through (n).

7B.           Additional Amendments and Changes. The Corporation shall not, without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A-1 Preferred Stock (except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Corporation’s Certificate of Incorporation, as amended and restated), amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws so as to adversely affect, whether by merger, consolidation or otherwise, the relative rights, preferences or privileges of the Series A-1 Preferred Stock in a manner different than the Series A Preferred Stock.

7C.           Amendments and Changes to Section 5(d)(ii). During the Board Expansion Period, the Corporation shall not, without first having obtained the affirmative vote or written consent of the holders of not less than (a) a majority of the outstanding shares of Common Stock and (b) a majority of the outstanding shares of Series A-1 Preferred Stock, each voting separately (except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Corporation’s Certificate of Incorporation, as amended and restated), amend, alter or repeal any provision of Section 5(d)(ii) of this Amended and Restated Certificate of Incorporation.

8.              Reissuance of Preferred Stock. If any shares of Preferred Stock shall be converted pursuant to Section 4, redeemed pursuant to Section 6 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by this Corporation.

9.          Notices. Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

Article VI

The Corporation is to have perpetual existence.

Article VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

Article IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

Article X

1.          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.          The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3.          Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article XI

If a Covered Person (as defined below) (1) acquires knowledge of a Corporate Opportunity (as defined below) or (2) is then otherwise pursuing a Corporate Opportunity, unless such Corporate Opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation or pursuant to contractual rights with the Corporation to observe the proceedings of the Board of Directors:

(i)          the Corporation shall have no expectation that such Corporate Opportunity will be offered to it, and

(ii)         the Covered Persons (1) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, shall have the right to hold such Corporate Opportunity for the Covered Person’s (and its officers’, directors’, agents’, stockholders’, Affiliates’ or subsidiaries’) own account, or to recommend, assign or otherwise transfer such Corporate Opportunity to persons other than the Corporation, and (2) shall not be liable to the Corporation or its stockholders or creditors for breach of fiduciary duty as a director or stockholder of the Corporation by reason of the fact that the Covered Persons pursued or acquired such Corporate Opportunity for itself, directed, sold, assigned or otherwise transferred such Corporate Opportunity to another person, or did not communicate information regarding such Corporate Opportunity to the Corporation, it being understood that the foregoing shall not constitute a waiver of any right the Corporation may have as a result of a breach of a contract between the Corporation and any Covered Person.

(b)          For the purposes of this Article XI:

(i)          “Affiliate” of any Person (as defined below) shall mean any other Person that, directly or indirectly, controls, is under common control with or is controlled by that Person; provided, however, that neither the term “Affiliate” nor the waivers and protections contained in this Article XI, shall include or extend to any Person who serves as an officer, or employee of the Corporation. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(ii)         “Corporate Opportunity” shall mean any matter, transaction, interest, investment, development or business opportunity or prospective economic or competitive advantage in which the Corporation could have an interest or expectancy.

(iii)        “Covered Person” shall mean (A) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or (B) any holder of Preferred Stock or any Affiliate, parent, subsidiary, partner, member, director, stockholder, employee or agent of any agent of any such holder or holder’s Affiliate, other than someone who is an employee of the Corporation or any of its subsidiaries.

(iv)        “Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, or other legal entity.

Without limiting the foregoing renunciation, the Corporation (i) acknowledges that the Covered Persons are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and (ii) agrees that the Covered Persons shall have the unfettered right to make investments in or have relationships with Competing Businesses independent of their investments in the Corporation; provided that each Covered Person agrees to keep in confidence and prevent the use or disclosure to any other person or entity of the confidential information of the Corporation.

Article XII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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